RESULTS OF OPERATIONS
                                                     YEAR AND THREE MONTHS ENDED
                                                       OCTOBER 31, 2002 AND 2001

HACKENSACK, NJ, November 26, 2002 - First Real Estate Investment Trust ("FREIT") announced its operating results for the year and three months ended October 31, 2002. All per share amounts discussed represent diluted earnings per share. The results of operations for the year and three months are not necessarily indicative of future operating results.

Net income from continuing operations for the three months ended October 31, 2002 increased by 8.1% to $1,271,000 ($.39 per share) on revenues of $4,755,000, from $1,177,000 ($.37 per share) on revenues of $4,548,000 for the three months ended October 31, 2001. During the quarter ended October 31, 2002 FREIT sold its residential property in Camden, NJ at a capital gain of $475,000. FREIT has classified the capital gain and the net earnings (loss) of the Camden property as discontinued operations for all periods presented. Net income, including discontinued operations was $1,703,000 ($.52 per share) for the three months ended October 31, 2002 vs. $1,177,000 ($.37 per share) for the three months ended October 31, 2001.

For the year ended October 31, 2002 ("Current Year") net income from continuing operations increased 12.1% to $5,282,000 ($1.63 per share) on revenues of $19,145,000, from $4,701,000 ($1.50 per share) on revenues of 18,935,000 for the year ended October 31, 2001 ("Prior Year"). FFO for the Current Year increased 12.7% to $7,202,000 ($2.26 per share) from $6,389,000 ($2.04 per share) for the
Prior Year. Earnings from discontinued operations of $399,000 raised net income for the Current Year to $5,681,000 ($1.75 per share).

RETAIL PROPERTIES: For the Current Year, Earnings (Net income before depreciation, deferred rents, and financing costs) increased 5.6% to $8.4 million on revenues of $11.9 million. This compares to earnings of $7.9 million on revenues of $11.5 million for the Prior Year. Average occupancy for the Current Year and at October 31, 2002 was 96.2% and 93.0% respectively. Average occupancy for the Prior Year and at October 31, 2001 was 95.8% and 97.3% respectively. The drop in current occupancy is due, principally, to the termination, effective July 31, 2002, of the Stop & Shop lease at Westwood Plaza Shopping Center in Westwood, NJ. As previously reported (September 12, 2002), FREIT expects to lease the vacated space to a tenant at rental rates that will far exceed the below market rents under the terminated lease.

ACQUISITION OF PREAKNESS SHOPPING CENTER: On November 1, 2002, Wayne PSC, LLC acquired, the 323,000 +/- SF Preakness Shopping Center in Wayne, NJ. FREIT has a 40% interest in Wayne PSC, LL, and is the Managing Member. The acquisition had no effect on Current Year's operations, however, it is expected that this acquisition will enhance shareholder value and cash flow in the coming years.

RESIDENTIAL PROPERTIES: Earnings for the Current Year increased 7.1% to $3.9 million on revenues of $6.3 million compared to earnings of $3.6 million on revenues of $6.1 million for the Prior Year. Average occupancy for the Current Year and at October 31, 2002 was 96.8% and 94.3% respectively. Average occupancy for the Prior Year and at October 31, 2001 was 97.7% and 95.3% respectively. The less than 1% reduction in occupancy from the Prior Year was more than offset by the 4% increase in average tenant monthly rents during the Current Year - $1,046 vs. $1,006.

WESTWOOD HILLS, LLC: Net Income was further enhanced by the increase in FREIT's equity in earnings of its 40% owned affiliate, Westwood Hills, LLC ("WH"), to $269,000 for the Current Year from $190,000 for the Prior Year. WH owns a 210-unit apartment property in Westwood, NJ. During the Current Year this property experienced revenue increases of 4.4% and operating expense reductions of .5% compared to the Prior Year.

The holder of first mortgage on WH's property has agreed to increase the loan, via a second mortgage, which will run co-terminus with the first mortgage loan - approximately 11 years. The second mortgage loan amount will be approximately $3.4 million and will bear interest at a fixed rate of 6.18%. This additional financing is expected to close in about 60 days. FREIT will receive 40% of the net financing proceeds, further adding it its liquidity.

INVESTMENT INCOME & FINANCING: Net Investment Income fell by $433,000 during the Current Year compared to the Prior Year. This reduction, due to lower available investment returns, was more than offset by the reduction in financing costs of $483,000 for the Current Year compared to the Prior Year.

During November 2002, FREIT renegotiated the terms of the first mortgage note on FREIT's retail property in Patchogue, NY. The mortgage note, which has an outstanding principal balance of $6.9 million, is due on January 1, 2005, and carries a fixed interest rate of 7.375%. The due date has been extended three years (3) and the interest rate was reduced to 5.95% fixed. This interest rate reduction will result in lower interest charges and, in turn, higher income, and cash flow to shareholders.

DIVIDENDS: The Board of Trustees has declared a fourth quarter dividend of $.67 per share payable on December 17, 2002 to shareholders of record on December 2, 2002. This dividend raises dividends from continuing operations for the year to $1.57 per share (excluding the special capital gain dividend of $.15 per share paid on September 6, 2002). This compares to Prior Year's dividends of $1.38.

In addition, the Board of Trustees has increased the fixed dividend paid for the first three quarters of each year to $.35 per share from $.30 per share.


The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods, or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed report on Forms 10-K and 10-Q.

                                     ######

FREIT is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from Eastern, L.I. to Maryland, with the largest concentration in Northern New Jersey.

   For additional information contact Shareholder Relations at (201) 488-6400.




                       (summary financial statements over)



                       FIRST REAL ESTATE INVESTMENT TRUST
                                  of New Jersey
                    Summary Consolidated Statement of Income
                (in thousands of dollars except per share amount)
                                                     Year Ended             Three Months Ended
                                              ------------------------    ------------------------
                                                    October 31,                October 31,
                                                2002          2001          2002          2001
Revenues:
Real Estate Operations                        $ 18,626      $ 18,062      $  4,616      $  4,548
Net Investment Income                              250           683            67            89
Equity In Earnings Of Affiliate                    269           190            72            72
                                              --------      --------      --------      --------
Total Revenue                                   19,145        18,935         4,755         4,709
                                              --------      --------      --------      --------
Expenses:
Operating Expenses & Management Fees             3,658         3,814           958           834
Real Estate Taxes                                2,400         2,293           619           589
Financing Costs                                  4,873         5,356         1,212         1,282
General & Administration                           642           539           104           248
Depreciation                                     2,153         2,137           544           543
Minority Interest                                  137            85            47            37
                                              --------      --------      --------      --------
Total Expenses                                  13,863        14,224         3,484         3,533
                                              --------      --------      --------      --------
Net Income Before Discontinued Operations        5,282         4,711         1,271         1,176
Discontinued Operations
Gain On Sale                                       475                         475
Operations                                         (76)          (10)          (43)            1
                                              --------      --------      --------      --------
Total Discontinued Operations                      399           (10)          432             1
                                              --------      --------      --------      --------
Net Income                                    $  5,681      $  4,701      $  1,703      $  1,177

                                              ========      ========      ========      ========
------------------------------------------------------------------------------------------------
Basic earnings per share:
Earnings before discontinued operations       $   1.69      $   1.51      $   0.41      $   0.38
Discontinued operations                           0.13            --          0.14            --
                                              --------      --------      --------      --------
Total                                         $   1.82      $   1.51      $   0.55      $   0.38
                                              ========      ========      ========      ========
Diluted earnings per share:
Earnings before discontinued operations       $   1.63      $   1.50      $   0.39      $   0.37
Discontinued operations                           0.12            --          0.13            --
                                              --------      --------      --------      --------
Total                                         $   1.75      $   1.50      $   0.52      $   0.37
                                              ========      ========      ========      ========

------------------------------------------------------------------------------------------------
Funds From Operations:
Net Income                                    $  5,681      $  4,701      $  1,703      $  1,177
Depreciation & Amortization                      2,153         2,137           544           543
Discontinued operations                           (399)           10          (432)           (1)
Deferred Rents                                    (326)         (414)          (60)         (113)
Project Abandoned                                  161           114            --           114
Capital Improvements - Apartments                 (378)         (429)         (169)         (104)
Minority Interest                                  137            85            47            37
Other                                              173           185            58            10
                                              --------      --------      --------      --------
Total FFO                                     $  7,202      $  6,389      $  1,691      $  1,663
                                              ========      ========      ========      ========
FFO Per Share - Basic                         $   2.31      $   2.05      $   0.54      $   0.53
              - Diluted                       $   2.26      $   2.04      $   0.52      $   0.52
Dividends Per Share
  Regular                                     $   1.57      $   1.38      $   0.67      $   0.48
Special Long Term Capital Gain                $   0.15      $     --      $   0.15      $     --
                                              --------      --------      --------      --------
Total Dividends                               $   1.72      $   1.38      $   0.82      $   0.48
                                              --------      --------      --------      --------